Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2007
FOURTH QUARTER AND YEAR END RESULTS
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 Fourth quarter sales increase of 24% leads to record fiscal year sales of $110.9 million.
Fiscal 2007 income, excluding deferred tax benefit, increases 58% to $3.8 million.
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HAUPPAUGE, NY – December 27, 2007 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the fourth fiscal quarter and year ended September  30, 2007.

FOURTH QUARTER RESULTS

Net sales in the quarter increased 24%, from $22.2 million for the previous year’s fourth fiscal quarter to  $27.5 million for the fourth fiscal quarter of 2007.

Fiscal 2007 fourth quarter net income was $1,644,263, including a tax benefit of $1,490,689 due to a reduction in the deferred tax asset valuation allowance.  Excluding the reduction in the  deferred tax asset valuation allowance, the Company recorded net income of $153,574  for the fourth quarter of fiscal  2007, compared to net income of   $50,920 for the fourth  quarter of fiscal  2006, an increase of  approximately 202%. Net income per share for the fourth quarter of fiscal 2007, including the reduction in the deferred tax asset valuation allowance, was $0.17 and $0.16 on a basic and diluted basis. Net income per share, excluding the reduction in the deferred tax asset valuation allowance, was $0.02 on a basic and diluted basis for the fourth quarter of fiscal 2007 compared to net income per share of  $0.01 on a basic and diluted basis for the prior year’s fourth fiscal quarter.

FISCAL YEAR RESULTS

Net sales for the year increased 14%, from $97.7 million for the 2006 fiscal year to $110.9 million for the 2007 fiscal year.

Fiscal 2007 net income was $5,305,284, including a tax benefit of $1,490,689 due to a reduction in the deferred tax asset valuation allowance.  Excluding the reduction in the deferred tax asset valuation allowance, the Company recorded net income $3,814,695  for  fiscal  2007, compared to net income of  $2,409,612 for  fiscal  2006, an increase of  approximately 58%. Net income per share for fiscal 2007, including the reduction in the deferred tax asset valuation allowance, was $0.54 and $0.51 on a basic and diluted basis. Net income per share, excluding the reduction in the deferred tax asset valuation allowance, was $0.39 and $0.37 on a basic and diluted basis for  fiscal 2007 compared to net income per share of  $0.25 and $0.24 on a basic and diluted basis for  fiscal 2006.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer, stated “In 2007, we saw a rapid switch in market demand from our mainstream WinTV-PVR analog TV receivers to our newer digital WinTV-HVR products. In 2006, the WinTV-PVR product line accounted for over 65% of our sales. But in 2007, the WinTV-PVR products dropped to only 10% of sales. In North America, this change in demand was due primarily to the U.S. F.C.C. imposed discontinuation of analog TV receivers, while in Europe, the rapid switch to digital receivers was a natural result of the fact that, by 2007, most countries had started digital TV broadcasts.

“Though the speed of this shift to our new WinTV-HVR digital products was unexpected, our sales and production team did an excellent job in making this product transition smooth.

 “Though the start was slow, over the course of the year, Hauppauge saw a growing acceptance of Microsoft’s new Vista operating system. The Company put more of it’s U.S. and Taiwan engineering resources into developing products which make use of Vista’s TV watching and recording capabilities. During fiscal 2007, we introduced seven new products, the WinTV-HVR-1250, WinTV-HVR1500, WinTV-HVR-1600 and WinTV-HVR1800 for the North American market, and the WinTV-HVR-1200, WinTV-HVR-1400 and WinTV-HVR-1750 for the European market.   All of these products are Microsoft Premium certified to run under the Microsoft Vista operating system”.

The combination of the sales growth of our WinTV products for Vista, coupled with a modest increase in our expenses, resulted in operating income for the year increasing 58%”.

Mr Plotkin also noted that, in the third and fourth quarters of fiscal 2007, the Company purchased 142,032 of Company shares on the open market, pursuant to its stock repurchase plan.

  ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this press release may not occur.   Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results.  The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our public reports filed with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2006, our Form 10-Q for the quarters ended December 31, 2006, March 31, 2007, and June 30, 2007, and  our Form 10-K for the year ended September 30, 2007 to be filed with the Securities and Exchange Commission) many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30,
	2007	2006

Net sales	$27,544,887	$22,155,951
Cost of sales	22,369,855	17,356,169
Gross profit	5,175,032	4,799,782

Selling, general and administrative expenses	3,799,060	3,843,242
Research & development Expenses	1,100,048	882,378
Income from operations	275,924	74,162
Other income (expense):
Interest income	11,147	10,501
Foreign currency	(25,420)	9,987
Total other income (expense)	(14,273)	20,488
Income before taxes (benefit) on income	261,651	94,650
Income tax provision	108,077	43,730
Income tax (benefit) (1)	(1,490,689)	-
Net income	$1,644,263	$50,920

Net income per share-basic	$0.17	$0.01
Net income per share-diluted	$0.16	$0.01

Weighted average shares-basic	9,919,292	9,650,784
Weighted average shares-diluted	10,232,013	10,092,939

(1) Tax benefit is due to a reduction in the deferred tax asset valuation allowance

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Twelve months ended September 30,
	2007	2006

Net sales	$110,896,010	$97,662,326
Cost of sales	88,651,881	77,817,275
Gross profit	22,244,129	19,845,051

Selling, general and administrative expenses	14,667,766	14,115,989
Research & development expenses	3,480,017	3,164,924
Income from operations	4,096,346	2,564,138
Other income (expense):
Interest income	43,135	28,422
Foreign currency	(31,676)	7,292
Other income (expense)	11,459	35,714
Income before taxes (benefit) on income	4,107,805	2,599,852
Income tax provision	293,110	190,240
Income tax (benefit) (1)	(1,490,689)	-
Net income	$5,305,384	$2,409,612

Net income per share-basic and diluted	$0.54	$0.25
Net income per share-diluted	$0.51	$0.24

Weighted average shares-basic	9,862,655	9,593,050
Weighted average shares-diluted	10,367,775	10,019,514

(1) Tax benefit is due to a reduction in the deferred tax asset valuation allowance

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2007	2006
Assets:

Current Assets:
Cash and cash equivalents	$ 11,581,657	$ 9,020,941
Accounts receivables, net of various allowances	23,667,826	16,132,928
Inventories	13,521,864	9,905,746
Deferred tax asset current	603,078	-
Prepaid expenses and other current assets	802,575	895,223
Total current assets	50,177,000	35,954,838

Property, plant and equipment, net	745,121	612,311
Security deposits and other non current assets	110,165	83,239
Deferred tax asset non current	887,611	-
	$ 51,919,897	$ 36,650,388

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$ 20,635,137	$ 12,011,232
Accrued expenses –fees	5,827,356	5,481,005
Accrued expenses	2,374,410	1,174,323
Income taxes payable	141,913	204,103
Total current liabilities	28,978,816	18,870,663

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,597,002 and 10,260,464 issued, respectively	105,970	102,605
Additional paid-in capital	15,497,703	14,222,890
Retained earnings	11,026,884	5,721,500
Accumulated other comprehensive income	(1,325,971)	(509,319)
Treasury Stock, at cost, 749,579 and 607,547shares, respectively	(2,363,505)	(1,757,951)
Total stockholders' equity	22,941,081	17,779,725
	$ 51,919,897	$ 36,650,388

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